CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors and Stockholders
TECHNE Corporation
Minneapolis, Minnesota

We consent to the incorporation by reference in the Registration Statements (No. 33-42992, 33-49160, 33-86728, 33-86732, 333-14211, 333-
37263, 333-88885, and 333-4992) on Form S-8 of TECHNE Corporation of our reports dated August 10, 2004, with respect to the consolidated balance sheets of TECHNE Corporation as of June 30, 2004 and 2003, and the related consolidated statements of earnings, stockholders' equity and cash flows for the years then ended, and the related financial statement schedule for the years ended June 30, 2004 and, which reports appear in the June 30, 2004, annual report on Form 10-K of TECHNE Corporation.




                                         /s/ KPMG LLP
Minneapolis, Minnesota
September 10, 2004